Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended	Quarter Ended
	December 31, 2018	December 31, 2017
Diluted earnings per share	$0.91	$0.65
Net Income	$2,492,000	$1,779,000
Return on average common equity	13.20%	10.02%
Return on average assets	1.36%	0.99%

Millersburg, Ohio – January 25, 2019 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2018 net income of $2,492,000, or $.91 per basic and diluted share, as compared to $1,779,000, or $.65 per basic and diluted share, for the same period in 2017. Income before federal income tax amounted to $3.1 million, an increase of 16% over the same quarter in the prior year. For the twelve month period ended December 31, 2018 net income totaled $9,412,000, compared to $7,101,000 for the same period last year, an increase of 33%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 13.20% and 1.36%, respectively, compared with 10.02% and 0.99% for the fourth quarter of 2017.

Eddie Steiner, President and CEO stated, “We are pleased to report record fourth quarter and full year earnings as we continue to grow and increase market share in our primary counties. Average loan balances increased for the thirteenth consecutive quarter, while net interest margin improved for the sixth consecutive quarter. Year-end loan balances reflect 6% growth during 2018, with deposit balances 4% above prior year end.”

Net interest income and noninterest income, on a fully-taxable equivalent basis, totaled $8.2 million during the quarter, a 7% increase from the prior-year fourth quarter. Net interest income increased $474 thousand, or 7%, in the fourth quarter of 2018 compared to the same period in 2017.

Loan interest income including fees increased $720 thousand during fourth quarter 2018 as compared to the same quarter in 2017, an increase of 12%. Average total loan balances during the current quarter were $30 million higher than the year ago quarter an increase of 6%. Loan yields for fourth quarter 2018 averaged 5.03%, an increase of 25 basis points from the 2017 fourth quarter average of 4.78%.

The net interest margin was 4.01% compared to 3.84% for fourth quarter 2017. The tax equivalency effect on the margin dropped to 0.01% from 0.06% a result of the reduction in the corporate income tax rate in 2018.

Noninterest income increased by $150 thousand, or 13%, in the fourth quarter of 2018 compared to 2017. The increase reflects growth in debit card fee income, trust and brokerage income, and service charges on deposit accounts.

Noninterest expense amounted to $4.7 million during the quarter, an increase of $29 thousand, or less than 1%, from fourth quarter 2017. Salary and employee benefit costs increased $188 thousand, or 7%, compared to the prior year quarter, as a result of higher wage and 401k retirement expenses. Debit card expense increased by $24 thousand, or 19%, on a quarter over quarter basis primarily on expanded channel advertising and increasing community donations. The Company’s fourth quarter efficiency ratio was 57.3% as compared to 61.0% for the same quarter in the prior year.

Federal income tax provision was a $619 thousand expense in fourth quarter 2018, as compared to $901 thousand tax expense provision for the same quarter in 2017. The 2017 fourth quarter tax expense included a $101 thousand expense revaluation of the net deferred tax asset at the lower statutory rate. The effective tax rate, exclusive of the revaluation, decreased from 31% to 20% a result of the Tax Cuts and Jobs Act enacted December 2017.

Average total assets during the quarter amounted to $728 million, an increase of $12 million, or 2%, above the same quarter of the prior year. Average loan balances of $541 million increased $30 million, or 6%, from the prior year fourth quarter while average securities balances of $113 million decreased $14 million, or 11%, as compared to fourth quarter 2017.

Average commercial loan balances for the quarter, including commercial real estate, increased $17 million, or 5%, from prior year levels. Average residential mortgage balances increased $8 million, or 7%, over the prior year’s quarter. Average consumer credit balances increased $5 million, or 8%, versus the same quarter of the prior year.

Nonperforming assets decreased $3.1 million from December 31, 2017 to $3.4 million, or 0.62%, of total loans plus other real estate at December 31, 2018. The decrease in nonperforming assets is the result of various commercial loans exiting through liquidation during 2018. At December 31, 2018, approximately $1.1 million of the non-performing loan total is guaranteed by either USDA or the SBA. Delinquent loan balances as of December 31, 2018 declined to 0.84% of total loans as compared to 1.53% at December 31, 2017.

Net loan losses during fourth quarter 2018 were $641 thousand, or 0.47% annualized, compared to fourth quarter 2017 net loan losses of $12 thousand. Full year net charge-offs amounted to 0.19% in 2018 as compared to 0.17% in the prior year. The allowance for loan losses amounted to 1.08% of total loans at December 31, 2018 as compared to 1.08% at December 31, 2017.

Average deposit balances grew on a year over year comparison by $36 million, or 7%, partially on the strength of customer response to higher rates paid on insured deposits. For the full year 2018, the average cost of deposits amounted to 0.40%, as compared to 0.24% in 2017. During the fourth quarter 2018, increases in average deposit balances over the prior year quarter included non-

interest bearing demand accounts of $13 million and savings accounts of $7 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2018 decreased by $4 million, or 10%, compared to the average for the same period in the prior year. During 2017, a new corporate overnight cash management product was established within interest-bearing checking and at December 31, 2018 the new product had balances of $23 million.

Shareholders’ equity totaled $76.5 million on December 31, 2018 with 2.7 million common shares outstanding. The tangible equity to assets ratio amounted to 9.9% on December 31, 2018 and 9.3% on December 31, 2017. The Company declared a fourth quarter dividend of $0.26 per share, a $.04 per share increase over fourth quarter 2017, producing an annualized yield of 2.7% based on the December 31, 2018 closing price of $38.50.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $732 million as of December 31, 2018. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with fifteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data) EARNINGS	2018 4th Qtr	2018 3rd Qtr	2018 2nd Qtr	2018 1st Qtr	2017 4th Qtr	2018 12 months	2017 12 months
Net interest income FTE (a)	$6,934	$6,847	$6,697	$6,436	$6,532	$26,913	$24,833
Provision for loan losses	344	324	324	324	180	1,316	1,145
Other income	1,270	1,175	1,168	1,145	1,120	4,758	4,340
Other expenses	4,725	4,638	4,619	4,537	4,696	18,518	17,316
FTE adjustment (a)	24	46	45	47	96	162	381
Net income	2,492	2,432	2,324	2,164	1,779	9,412	7,101
Diluted earnings per share	0.91	0.88	0.85	0.79	0.65	3.43	2.59

PERFORMANCE RATIOS
Return on average assets (ROA)	1.36%	1.34%	1.30%	1.25%	0.99%	1.31%	1.02%
Return on average common equity (ROE)	13.20%	13.07%	12.94%	12.33%	10.02%	12.89%	10.33%
Net interest margin FTE (a)	4.01%	4.00%	3.98%	3.95%	3.84%	3.98%	3.80%
Efficiency ratio	57.26%	57.45%	58.41%	59.52%	60.99%	58.14%	58.96%
Number of full-time equivalent employees	170	174	174	171	174

MARKET DATA
Book value/common share	$27.91	$26.94	$26.47	$25.90	$25.72
Period-end common share mkt value	38.50	40.57	39.00	35.95	33.11
Market as a % of book	137.94%	150.59%	147.34%	138.80%	128.73%
Price-to-earnings ratio	11.22	12.80	13.13	13.07	12.78
Cash dividends/common share	$0.26	$0.24	$0.24	$0.24	$0.22	$0.98	$0.84
Common stock dividend payout ratio	28.57%	27.27%	28.24%	30.38%	33.85%	28.57%	32.43%
Average basic common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Average diluted common shares	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Period end common shares outstanding	2,742,242	2,742,242	2,742,242	2,742,242	2,742,242
Common shares repurchased	0	0	0	0	0
Common stock market capitalization	$105,576	$111,253	$106,947	$98,584	$90,796

ASSET QUALITY
Gross charge-offs	$691	$43	$45	$303	$19	$1,082	$1,204
Net (recoveries) charge-offs	641	38	39	295	12	1,013	832
Allowance for loan losses	5,907	6,204	5,918	5,633	5,604
Nonperforming assets (NPAs)	3,428	5,341	4,399	4,622	6,522
Net charge-off (recovery) /average loans ratio	0.47%	0.03%	0.03%	0.23%	0.01%	0.19%	0.17%
Allowance for loan losses/period-end loans	1.08	1.16	1.11	1.06	1.08
NPAs/loans and other real estate	0.62	1.00	0.82	0.87	1.26
Allowance for loan losses/nonperforming loans	177.45	116.16	134.52	122.40	85.93

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	9.86%	9.77%	9.41%	9.50%	9.33%
Average equity to assets	10.29	10.25	10.06	10.16	9.84
Average equity to loans	13.83	13.72	13.47	13.50	13.76
Average loans to deposits	89.88	90.80	90.77	91.89	88.33

AVERAGE BALANCES
Assets	$727,962	$720,372	$715,902	$700,394	$715,799	$716,243	$692,859
Earning assets	686,807	679,281	674,699	660,772	674,234	675,474	652,916
Loans	541,482	538,182	534,852	527,315	511,805	535,506	497,048
Deposits	602,434	592,738	589,211	573,855	579,433	589,646	553,228
Shareholders’ equity	74,900	73,844	72,039	71,173	70,419	73,002	68,738

ENDING BALANCES
Assets	$731,722	$710,815	$723,299	$699,967	$707,063
Earning assets	682,345	668,468	681,200	662,779	664,365
Loans	548,974	535,424	535,427	530,395	516,830
Deposits	606,498	587,531	595,073	576,418	583,259
Shareholders’ equity	76,536	73,877	72,578	71,019	70,532

NOTES:

(a) – Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. generally accepted accounting principles.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited) (Dollars in thousands, except per share data)	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents
Cash and due from banks	$23,214	$17,255
Interest-earning deposits in other banks	22,350	19,165

Total cash and cash equivalents	45,564	36,420
Securities
Available-for-sale, at fair-value	85,528	97,663
Held-to-maturity	20,688	25,758
Equity securities	83	89
Restricted stock, at cost	4,614	4,614

Total securities	110,913	128,124
Loans held for sale	108	246
Loans	548,974	516,830
Less allowance for loan losses	5,907	5,604

Net loans	543,067	511,226
Premises and equipment, net	9,961	9,244
Goodwill and core deposit intangible	4,895	4,996
Bank owned life insurance	13,554	13,218
Accrued interest receivable and other assets	3,660	3,589

TOTAL ASSETS	$731,722	$707,063

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Noninterest-bearing	$185,871	$173,671
Interest-bearing	420,627	409,588

Total deposits	606,498	583,259
Short-term borrowings	37,415	39,480
Other borrowings	8,525	11,409
Accrued interest payable and other liabilities	2,748	2,383

Total liabilities	655,186	636,531

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,980,602 shares in 2018 and 2017	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	54,288	47,535
Treasury stock at cost – 238,360 shares in 2018 and 2017	(4,784)	(4,784)
Accumulated other comprehensive loss	(1,412)	(663)

Total shareholders’ equity	76,536	70,532

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$731,722	$707,063

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Quarter ended December 31,		Twelve months ended December 31,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:
Loans, including fees	$6,877	$6,157	$26,237	$23,097
Taxable securities	587	578	2,371	2,374
Nontaxable securities	144	171	608	680
Other	164	108	421	289

Total interest and dividend income	7,772	7,014	29,637	26,440

Interest expense:
Deposits	724	402	2,372	1,344
Other	138	176	514	644

Total interest expense	862	578	2,886	1,988

Net interest income	6,910	6,436	26,751	24,452
Provision for loan losses	344	180	1,316	1,145

Net interest income after provision for loan losses	6,566	6,256	25,435	23,307

Noninterest income
Service charges on deposits accounts	296	287	1,182	1,133
Trust services	223	207	863	687
Debit card interchange fees	351	311	1,316	1,193
Gain on sale of loans	107	99	307	296
Market value change in equity securities	(4)	—	(6)	—
Other	297	216	1,096	1,031

Total noninterest income	1,270	1,120	4,758	4,340

Noninterest expenses
Salaries and employee benefits	2,735	2,547	10,895	10,009
Occupancy expense	205	209	833	869
Equipment expense	137	180	597	665
Professional and director fees	280	303	1,029	963
Software expense	238	246	893	879
Marketing and public relations	145	142	508	401
Debit card expense	150	126	537	536
Other expenses	835	943	3,226	2,994

Total noninterest expenses	4,725	4,696	18,518	17,316

Income before income tax	3,111	2,680	11,675	10,331
Federal income tax provision	619	901	2,263	3,230

Net income	$2,492	$1,779	$9,412	$7,101

Net income per share:
Basic	$0.91	$0.65	$3.43	$2.59

Diluted	$0.91	$0.65	$3.43	$2.59